EXHIBIT 23

                    CONSENT OF INDEPENDENT REGISTERED PUBLIC
                             PUBLIC ACCOUNTING FIRM

Agree Realty Corporation
Farmington Hills, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-21293) of Agree Realty Corporation of our report dated February 11, 2005 relating to the consolidated financial statements and the effectiveness of Agree Realty Corporation's internal control over financial reporting which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 11, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

BDO Seidman, LLP
Troy, Michigan
March 11, 2005